Exhibit 10.62

AGREEMENT

Agreement dated as of May 12, 2009, by and between Eldorado Resorts LLC, a Nevada limited liability company (“Eldorado”), and Newport Global Advisors L.P., a Delaware limited partnership (hereafter referred to as “Newport”).

The parties hereto, intending to be legally bound, hereby agree as follows:

1. (a) If at any time Eldorado believes that it may in the reasonably foreseeable future be in default of any of the provisions of Sections 6.13, 6.14, 6.15 or 6.16 of the Third Amended and Restated Loan Agreement dated as of February 28, 2006, as amended through the date hereof (the “Loan Agreement”), among, inter alia, itself and Bank of America, N.A. (“BofA”), Newport shall, within ten days after a written request therefor made by Eldorado, loan to Eldorado an amount as is requested by Eldorado. Notwithstanding the foregoing, such written request may not be made after the earlier of (i) the first anniversary of the date hereof, or (ii) the maturity date of the loan facility referred to in the Loan Agreement (including, for this purpose, any amendments, replacements or extensions thereof). Notwithstanding the foregoing, such amount shall not exceed the lesser of (i) the maximum amount which may at such time be loaned by Newport to Eldorado without causing Eldorado to be in default of the limitations on indebtedness contained in Section 4.09 of the Indenture dated as of April 20, 2004 among Eldorado, Eldorado Capital Corp. and U.S. Bank, National Association, as Trustee (such Indenture, together with any amendments thereto, is referred to herein as the “Indenture”) or (ii) such amount which is equal to the greater of (A) the excess of (1) the aggregate unpaid principal balance of the loans made to Eldorado under (I) the Loan Agreement and (II) the Loan and Aircraft Security Agreement (the “Aircraft Loan Agreement”) dated as of December 30, 2005 between Eldorado and Banc of America Leasing and Capital, LLC (including for this purpose any amendments, replacements or extensions thereof) at the time of the written request over (2) $5,000,000, or (B) at Newport’s option, the amount of the unpaid principal balance of all loans then outstanding under the Loan Agreement and all accrued, unpaid interest thereon. Such loan shall bear interest at a rate mutually determined by Eldorado and Newport. Principal and interest thereon shall be payable on the forty-fifth day of each fiscal quarter of Eldorado (commencing with the second fiscal quarter beginning after such loan is made by Newport to Eldorado) in an amount equal to the Excess Cash Flow (as that term is hereafter defined), if any, of Eldorado for the fiscal quarter ending immediately prior to each such payment date, but in any event the entire unpaid principal balance of such loan and all accrued interest thereon shall be paid in full no later than the first anniversary of the date of such loan. All payments will be applied first to accrued and unpaid interest and then to the outstanding principal balance of the loan. Any such loan shall be evidenced by a promissory note reflecting the foregoing terms to be executed and delivered by Eldorado to Newport on or about the time such loan is made. Eldorado shall pay to Newport a commitment fee of $25,000 concurrently with the execution and delivery of this Agreement by both parties hereto. In the event (i) the loan made by Newport to Eldorado hereunder equals the entire principal balance of all loans then outstanding under the Loan Agreement and all accrued, unpaid interest thereon, or (ii) the loans under the Loan Agreement and any Successor Loans (as that term is hereafter defined) are paid in full directly or indirectly without using the proceeds of any other loan(s) or other financing, other than any loan made by Newport hereunder (collectively, “Successor Loans”), and the Loan Agreement is terminated, Eldorado will (subject to any required approvals of gaming regulators) grant a first lien to Newport on the collateral referred to in the Loan Agreement to secure any loan made by Newport hereunder; provided, however, that if such lien cannot otherwise be granted without causing Eldorado to violate the terms of the Indenture, such lien will also equally and ratably secure the Notes referred to in the Indenture, and the loan made by Newport hereunder will be pari passu in right of payment with such Notes.

(b) Subject to prior receipt by Eldorado of (i) all necessary regulatory approvals, and (ii) the approval of its Management Committee, Eldorado shall, if any loan is made by Newport to Eldorado under this Agreement, issue to Newport such number of limited liability company membership interests in Eldorado as shall be mutually agreed to by Eldorado and Newport. It is the intention of the parties hereto that such issuance shall be structured in such a manner so that it shall not result in a “Change of Control”, as that term is defined in the Indenture.

2. It is acknowledged that Eldorado anticipates that in the next few weeks it can (subject to the consent of the lender under the Aircraft Loan Agreement) reach an agreement with Eldorado Casino Shreveport Joint Venture (“Shreveport”) to (i) sell to Shreveport the aircraft which serves as collateral under the Aircraft Loan Agreement (the “Specified Aircraft”), (ii) have Shreveport assume Eldorado’s indebtedness under the Aircraft Loan Agreement, and (iii) obtain a release of Eldorado from its obligation to repay such indebtedness. It is understood, however, that there is no assurance that such transactions will be consummated, and the obligations of Newport set forth in this Agreement shall not be negated or impaired by the failure to consummate such transactions. In the event that the Specified Aircraft has not been sold by Eldorado on or before July 1, 2009, Eldorado shall pay to Newport a fee (which shall be in addition to the fee referred to in the next-to-last sentence of Section 1(a) above) of $25,000 on July 1, 2009.

3. “Excess Cash Flow” means, for any fiscal quarter, the amount computed by Eldorado in accordance with generally accepted accounting principles as follows:

(a) Eldorado’s net income, before interest, income taxes, depreciation, amortization and any extraordinary or non-recurring income for that quarter; minus

(b) capital expenditures made by Eldorado in that quarter; minus

(c) interest, principal payments, fees and related expenses paid by Eldorado in respect of indebtedness for borrowed money, capital and finance leases by Eldorado, and draws upon any letters of credit issued to third parties for Eldorado’s benefit in respect of that quarter; minus

(d) all income taxes, and distributions made to equity holders on account of, or with respect to, such equity holders’ allocable share of the taxable income of Eldorado, paid in cash by Eldorado in that quarter.

4. Eldorado will request BofA to (together with the other lenders under the Loan Agreement) enter into an amendment thereof which would permit the granting of a second lien to secure any loan made by Newport hereunder. It is understood, however, that there is no assurance that such amendment will be entered into, and the obligations of Newport set forth in this Agreement shall not be negated or impaired by the failure to enter into such amendment. If any such lien cannot otherwise be granted without causing Eldorado to violate the terms of the Indenture, such lien will also equally and ratably secure the Notes referred to in the Indenture, and the loan made by Newport hereunder will be pari passu in right of payment with such Notes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Eldorado Resorts LLC

By	/s/ Gary L. Carano
Title: President

Newport Global Advisors L.P.

By	/s/ Thomas Reeg
Title: Senior Managing Director

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